IMMEDIATE

          Lawrence T. Jilk, Chairman, National Penn Bancshares--(610) 369-6236 Moon S. Yang, Chairman, Panasia Bank--(201) 947-6666
          Algot F. Thorell, Jr., President and CEO, Panasia Bank--(215) 247-4802


              NATIONAL PENN BANCSHARES, INC., ACQUIRES PANASIA BANK


         BOYERTOWN, PA -- July 11, 2000 -- National Penn Bancshares, Inc. ("National Penn") (Nasdaq/NMS:NPBC), a $2.3 billion financial institution and parent company of National Penn Bank, and Panasia Bank announced today the completion of National Penn's acquisition of Panasia Bank. Panasia, a $110 million bank headquartered in Ft. Lee, New Jersey, operates three community offices in Ft. Lee, Palisades Park and Closter, New Jersey and a loan office in Flushing, Queens, New York. Panasia was the first Korean-American Bank to be formed in New Jersey and serves a large, dynamic Asian- American population in the metropolitan New York City area. The announcement was made today by Lawrence
T. Jilk, Jr., chairman and chief executive officer of National Penn, Algot F. Thorell, Jr., an executive vice president of National Penn Bank, chairman of National Penn Bank's National Asian Bank division and the newly elected president and chief executive officer of Panasia, Jin Hyoung Seo, former chairman of Panasia, and Moon S. Yang, former president and chief executive officer of Panasia and Panasia's newly elected chairman.
         "We are excited about this promising alliance," said Mr. Jilk. "Panasia's deep-seated commitment to the Asian-American small business community is a natural fit with National Penn's philosophy of customer service and support. With Panasia, we are continuing to expand into the vibrant marketplace of specializing in providing banking services to the Asian-American market. This acquisition marks National Penn's entrance into the diverse multi-ethnic greater New York City market."

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Panasia Acquisition--add 1

         Panasia shareholders will receive $29 per share for each share of Panasia stock. All Panasia shareholders will receive a letter from National Penn explaining what steps must be taken, including all necessary documentation, to receive the purchase price.
         Panasia Bank will retain its name and will continue to operate under its own charter as a second bank subsidiary of National Penn. Later this year, National Penn Bank, National Penn's other subsidiary bank, intends to merge the assets of its Philadelphia-area National Asian Bank Division into Panasia Bank. After the merger, Panasia will be a $150 million bank with five offices and one loan center in three states, making it one of the largest East Coast headquartered banks specializing in service to the Asian-American population.
         Mr. Jilk also stated that "we are indeed fortunate that Mr. Yang will continue to serve Panasia as its chairman."
         Mr. Yang, in expressing his satisfaction with the acquisition, said "we believe that this combination with National Penn allows Panasia to continue to serve our traditional markets in the Asian communities of the metropolitan New York City area while expanding south into the Philadelphia market. We also now have the necessary resources to continue broadening the market area Panasia can serve."
         Mr. Thorell stated that "this affiliation will continue the excellent service that Panasia has historically provided to its customers. In addition, as part of the National Penn family, Panasia will be able to provide its customers with a wide assortment of new products, services and delivery channels that are currently available to National Asian Bank customers, including SBA lending, cash management, trust, investment management, stock brokerage and insurance."
         National Penn intends to offer shares of Panasia Bank to the public in the future. Mr. Jilk said "it is National Penn's goal to offer this ownership to the public, especially the Asian- American community, so that this community can have the opportunity to own part of their own financial institution. Our long-term goal is to be a 25% owner of Panasia, with the other 75% being owned principally by Asian-American investors."

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Panasia Acquisition--add 2

         National Penn Bancshares, Inc., is the parent company of National Penn Bank and its divisions Chestnut Hill National Bank, Elverson National Bank, 1st Main Line Bank and National Asian Bank, which currently operate 57 full-service banking offices in Berks, Bucks, Chester, Delaware, Lancaster, Lehigh, Montgomery, Northampton and Philadelphia Counties in Pennsylvania. Trust and investment management services are provided through Investors Trust Company, brokerage services are provided through Penn Securities, Inc., and insurance services are provided through Link Financial Services, Inc. Additional information about the National Penn family is available on National Penn's website at http//www.natpennbank.com.




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